UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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INTERNET ACQUISITION GROUP INC.
(Name of Registrant as Specified In Its Charter)

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INTERNET ACQUISITION GROUP INC.
c/o American Union Securities, Inc.
100 Wall Street – 15th Floor
 New York, NY 10005

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of Internet Acquisition Group, Inc. have given their written consent to a resolution adopted by the Board of Directors of Internet Acquisition Group, Inc to amend the Articles of Incorporation so as to (1) change the name of the company to “China Renyuan International, Inc.” and (2)  effect a reverse split of the company’s common stock in a ratio of 1 for 233.   We anticipate that this Information Statement will be mailed on approximately July 15, 2008 to shareholders of record.  On or after approximately August 5, 2008, the amendment of the Articles of Incorporation will be filed with the California Secretary of State and it will become effective.

The California Revised Statutes permit holders of a majority of the voting power to take shareholder action by written consent. Accordingly, Internet Acquisition Group, Inc. will not hold a meeting of its shareholders to consider or vote upon the amendment of Internet Acquisition Group, Inc.’s Articles of Incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.
YOU ARE REQUESTED NOT TO SEND US A PROXY.

July 15, 2008	/s/ Qingfu Ren
Qingfu Ren
Chief Executive Officer

INTEREST OF CERTAIN PERSONS IN MATTERS TO E ACTED UPON

Mr. Qingfu Ren , Mr. Chaozhong Ren  and Dr. Huakang Zhou, together with five other shareholders, are entitled to receive a substantial number of shares of our stock pursuant to the Exchange Agreement. Mr. Qinfu Ren is our President and a director, and Mr. Chaozhong Ren, our Vice President, Treasurer, Secretary and a director. Dr. Huakang Zhou is a control person of the Company.  For more information regarding the Exchange Agreement and the participation of Mr. Qingfu Ren , Mr. Chaozhong Ren  and Dr. Huakang Zhou in the transaction, see the discussion under the caption “Exchange Agreement” below.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Stockholders of record entitled to vote were determined as of the close of business on December 31, 2007.  At that date, there were issued, outstanding and entitled to vote 100,000,000 shares of Internet Acquisition Group Inc. common stock, each of which entitled the holder thereof to one vote.

The following table sets forth the number of shares of voting stock owned by each person who, as of the record date, owned beneficially more than 5% of any class of Internet Acquisition Group Inc.’s voting stock, as well as the ownership of such shares by each member of Internet Acquisition Group Inc.’s Board of Directors and the shares beneficially owned by its officers and directors as a group.

	Following Issuance of Initial Purchase Price Shares (Without Giving Effect to the Planned Issuance of Remaining Purchase Price Shares)		After Giving Effect to the Planned Issuance of Remaining Purchase Price Shares following the Reverse Split(1)
Name of Directors, Officers, & Beneficial Holders (2)	Number of Shares	Percent Of Class (3)	Number of Shares	Percent Of Class (3)
Qingfu Ren, President, Director	1,960,374	2%	450,102,625	6.4%
Chaozhong Ren Vice President, Treasurer, Secretary, Director	23,105,978	23.1%	5,305,142,177	75.8%
All Directors & Officers as a Group	25,066,352	25.1%	575,5244,802	82.2%
Dr. Huakang Zhou 18 Kimberly Ct. East Hanover, NJ 07936	43,090,204(4) (6)	43.2%	460,189,598(5) (6)	6.6%
Warner Technology & Investment Group(6)	1,820,204(6)	1.8%	417,919,598(6)	5.9%

(1)   Assumes the issuance of all Remaining Purchase Price Shares.  The Remaining Purchase Price Shares are the 6,896,362,000 shares to be issued pursuant to the Exchange Agreement following the Reverse Split. For more information regarding the Exchange Agreement and the Remaining Purchase Price Shares, see the discussion under the caption, “Exchange Agreement,” below.

(2) “Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security).  In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from September 27, 2007.

(3) Figures are rounded to the nearest tenth of a percent.
(4) Includes 1,820,204 shares held by Warner Technology & Investment Group.
(5) Includes 417,919,598 shares held by Warner Technology & Investment Group.
(6) Dr. Huakang Zhou is the Chairman and owner of Warner Technology & Investment Group (“Warner”) and has sole voting and investment power over the Company shares held by Warner.

AMENDMENT OF THE ARTICLES OF INCORPORATION
TO CHANGE THE NAME OF THE CORPORATION

The Board of Directors of Internet Acquisition Group Inc. has adopted a resolution to change the name of the corporation from Internet Acquisition Group Inc. to “China Renyuan International, Inc.”  Our majority shareholders  have given their written consent to the resolution. We intend to file the Amendment with the Secretary of State of California on or after August 5, 2008, and we expect it to become effective on the date of such filing (the “Effective Date”).

Reasons for Approving the Name Change

The primary purpose of the name change is to better represent the corporation’s business.  The corporation recently acquired the outstanding capital stock of China Renyuan International, Inc., a Delaware corporation (“CRI”).  In addition, the corporation plans to divest itself of the Internet Acquisition Group Inc. business within the next twelve months, which will leave it focused exclusively on the business of CRI.  CRI is a holding company that owns all of the registered capital of Renyuan Bio-Chemicy Co. (“Renyuan Bio-Chemicy” or “Renyuan”) a limited liability company organized in the People’s Republic of China, a company which specializes in the research, production, and management of fine chemicals, bio-pharma and pharmaceutical intermediaries. All of Renyuan’s business is currently in China.  Because of this new overall direction in the corporation’s business, the Board of Directors and majority shareholders have determined to change the corporation’s name.

Certificates for the corporation’s common stock that recite the name “Internet Acquisition Group Inc., Inc.” will continue to represent shares in the corporation after the Effective Date.  If, however, a shareholder wishes to exchange his certificate for a certificate reciting the name “China Renyuan International, Inc.” after the Effective Date, he may do so by surrendering his certificate to the corporation’s Transfer Agent with a request for a replacement certificate and the appropriate stock transfer fee.  Internet Acquisition Group Inc.’s Transfer Agent is:

Madison Stock Transfer, Inc.
P.O. Box 290-145
Brooklyn, NY 11229-0145
Tel: 718-627-4453

AMENDMENT OF THE ARTICLES OF INCORPORATION
TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK AND TO INCREASE THE AUTHORIZED COMMON STOCK

The Board of Directors has adopted a resolution to effect a reverse split of Internet Acquisition Group Inc.’s common stock in the ratio of 1:233 (the "Reverse Split").Our majority shareholders have given their written consent to the resolution. No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of Internet Acquisition Group Inc. common stock in lieu of the fraction.

Reasons for Approving the Reverse Split

There are three reasons why the Board of Directors and our majority shareholder approved the Reverse Split:

The first and primary reason for the Reverse Split is that our Articles of Incorporation currently authorize the Board of Directors to issue 100,000,000 shares of Common Stock, of which 100,000,000 shares have been issued and remain outstanding.  However, we recently entered into a Share Exchange and Reorganization Agreement (the “Exchange Agreement”) which calls for the issuance of 6,896,363,000 shares (approximately 29,598,124 post reverse split shares) of Common Stock. Therefore, the number of shares of Common Stock outstanding on a fully diluted basis would be 6,996,363,000 shares (approximately 30,027,309 post reverse split shares) , and there is not an adequate number of authorized but unissued shares of Common Stock available for this issuance.  More information regarding the Exchange Agreement is provided below.

The second  reason for the Reverse Split is that  the Board of Directors wishes to have authorized but unissued stock available for various purposes, such as effecting acquisitions, business expansion, obtaining financing, and recruiting management personnel, all of which will be necessary if Internet Acquisition Group Inc. is to undertake new business operations.  At the present time, the Board of Directors has not made any specific plan, commitment, arrangement, understanding or agreement with respect to the additional shares that will be available for issuance after the Reverse Split.

The third reason for the Reverse Split, relates to the current low market price of our common stock.  Internet Acquisition Group Inc. will require financing to fund its business development, be it the costs of acquisitions or the capital needed to fund the growth of the acquired companies. The Board of Directors has come to the conclusion that an increase in the market price of the common stock may enhance the marketability of the common stock and so improve Internet Acquisition Group Inc.’s prospects for obtaining financing.  It is hoped that the Reverse Split will increase the per share market price of the common stock.  There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

Recently, the market price for Internet Acquisition Group Inc. common stock has been only pennies per share. Many brokerage firms are reluctant to recommend lower-priced stocks to their clients. The policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower priced stocks. Additionally, the brokerage commission on the purchase or sale of stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively high per share price. The Board of Directors believes that these issues are best addressed by an increase in the inherent value per share of common stock that will occur as a result of the Reverse Split. The Board believes that, absent the Reverse Split, Internet Acquisition Group Inc. is not likely to obtain any additional financing. Accordingly, the Board believes that the proposed Reverse Split is essential to Internet Acquisition Group Inc.’s prospects for raising financing through the sale of its common stock or derivative securities.

General Effect of the Reverse Split

The table below shows the cumulative effect of the Reverse Split (together, the “Recapitalization”) on Internet Acquisition Group Inc.’s  common shares outstanding at December 31, 2007, as well as the effect of the Recapitalization on the number of shares that will be outstanding if all of the outstanding preferred stock is converted.   The column labeled "After Recapitalization" does not reflect any adjustments that may result from the rounding up of fractional shares. We cannot calculate at this time the number of whole shares that will be issued in lieu of fractions as a result of the Reverse Split.

	Prior to	After
	Recapitalization	Recapitalization
Shares of Common Stock:
Authorized	100,000,000	100,000,000
Issued and outstanding	100,000,000	429,185
Available for issuance	0	99,57,0815

The Reverse Split will increase the number of shares available for issuance by the Board of Directors to 99,570,815.  The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Internet Acquisition Group Inc. shareholders.  California law requires that the Board use its reasonable business judgment to assure that Internet Acquisition Group Inc. obtains "fair value" when it issues shares.  Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in Internet Acquisition Group Inc.  The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of Internet Acquisition Group Inc. common stock.

The Reverse Split with the resulting increase in the number of shares available for issuance, are not being done for the purpose of impeding any takeover attempt.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of Internet Acquisition Group Inc.  In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make Internet Acquisition Group Inc. unattractive to the party seeking control of Internet Acquisition Group Inc..  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

How the Reverse Split Will Be Effected

The officers of Internet Acquisition Group Inc. will file an amendment to the Articles of Incorporation with the California Secretary of State effecting the Reverse Split.  The amendment  will provide that each 233 shares of common stock outstanding at the close of business on the effective date of the filing will be exchanged for one post-Reverse Split share of Internet Acquisition Group Inc. common stock, rounded up to the nearest whole share ("New Common Stock").  The New Common Stock will not be different from the common stock held by Internet Acquisition Group Inc. shareholders prior to the Reverse Split.  The holders of the New Common Stock will have the same relative rights following the effective date of the Reverse Split as they had before the effective date.

Exchange of Stock Certificates and Liquidation of Fractional Shares

Upon filing of the certificate of amendment with the California Secretary of State, the outstanding certificates representing shares of Internet Acquisition Group Inc. common stock will be automatically converted into certificates representing shares of New Common Stock.  Every shareholder who surrenders a certificate representing shares of common stock to the transfer agent with the appropriate stock transfer fee will receive a certificate representing the appropriate number of shares of New Common Stock.  The name and address of the transfer agent for Internet Acquisition Group Inc. is stated above.

No Dissenters’ Rights

    Under the California General Corporation Law, holders of our common stock are not entitled to appraisal or dissenters' rights with respect to the Reverse Split.

*           *           *

By Order of the Board of Directors:

Date: July 15 , 2008	By:	/s/ Qingfu Ren
Qingfu Ren
Chief Executive Officer, Director

	By:	/s/ Chaozhong Ren
Chaozhong Ren
Director